Buck-A-Roo$ Holding Corporation Cleared for Quotation on the OTC Bulletin Board under Ticker BRHC

03.20.08, 8:12 AM ET

LOS ANGELES, March 20 /PRNewswire-FirstCall/ -- Buck-A-Roo$ Holding Corporation (OTC Bulletin Board: BRHC) ("Buck-a-Roos"), a leading retailer of extreme value merchandise in Southern California announced today that it has completed regulatory filing requirements with the Financial Industry Regulatory Authority ("FINRA") and that FINRA has approved its common stock for quotation on the OTC Bulletin Board under the ticker symbol BRHC, subject to FINRA's approval of opening bid and ask prices.

"This is a tremendous step forward in our growth plan," said David Fox, President and CEO of Buck-A-Roo$. "We have already attracted a strong complement of initial investors since we launched Buck-A-Roo$, and completing our filing will allow us to welcome more."

About Buck-A-Roo$ Holding Corporation

Buck-A-Roo$ Holding Corporation (OTC Bulletin Board: BRHC) is a Southern California-based extreme value retailer, offering profound discounts on everyday goods to discriminating shoppers. Buck-A-Roo$ uses its intimate knowledge of product lifecycles for manufacturers and retailers to obtain brand name merchandise far below typical market costs, and passes the savings on to customers. Buck-A-Roo$ shelves are full of top-quality products that are of use in every household, including foods, stationery, cleaning supplies, clothes, kitchenware and housewares, plus an eclectic selection of treasures that the company's talented group of bargain hunters uncover everyday. Buck-A-Roo$ operates three locations in Los Angeles County, California and is headquartered in Van Nuys, CA.

Safe Harbor Statement

Certain statements in this press release may constitute "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd, Ste. 2050
Los Angeles, CA 90024
(310) 231-8600, ext. 117

SOURCE Buck-A-Roo$ Holding Corporation